Exhibit 99.1

Continental Resources, Inc. Announces Pricing of $800 Million Offering of Senior Notes

OKLAHOMA CITY, March 5, 2012 /PRNewswire/ — Continental Resources, Inc. (“Continental” or the “Company”) (NYSE: CLR) announced today the pricing of its private placement of $800 million of 5.0% senior unsecured notes due 2022. The notes were sold at par. The offering is expected to close on March 8, 2012, subject to customary closing conditions. Continental intends to use the net proceeds from the offering to repay a portion of the amounts outstanding under its revolving credit facility and for general corporate purposes.

The securities offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws; and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The senior unsecured notes are expected to be eligible for trading by qualified institutional buyers under Rule 144A and non-U.S. persons under Regulation S.

This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy the notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

This press release includes forward-looking information that is subject to a number of risks and uncertainties, many of which are beyond the Company’s control. All information, other than historical facts included in this press release, regarding strategy, future operations, drilling plans, estimated reserves, future production, estimated capital expenditures, projected costs, the potential of drilling prospects and other plans and objectives of management are forward-looking information. All forward-looking statements speak only as of the date of this press release. Although the Company believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Actual results may differ materially from those anticipated due to many factors, including oil and natural gas prices, industry conditions, drilling results, uncertainties in estimating reserves, uncertainties in estimating future production from enhanced recovery operations, availability of drilling rigs and other services, availability of crude oil and natural gas transportation capacity, availability of capital resources and other factors listed in reports we have filed or may file with the Securities and Exchange Commission.

Contacts:

Investor Relations

Warren Henry, VP Investor Relations

(580) 548-5127

Media

Kristin Miskovsky, VP Public Affairs

(405) 234-4480